Ally Financial Announces Agreement to Sell Canadian Operations

Second transaction in a week toward goals of pursuing strategic alternatives for the international businesses

DETROIT, Oct. 23, 2012 /PRNewswire/ -- Ally Financial Inc. (Ally) today announced that it has reached an agreement to sell its Canadian auto finance operation, Ally Credit Canada Limited, and ResMor Trust to Royal Bank of Canada (RBC), Canada's largest bank by assets and market capitalization.  The transaction is subject to regulatory approval and is expected to close in the first quarter of 2013.  Ally will receive an approximately $620 million USD premium to book value, which for the third quarter of 2012 was approximately $3.5 billion.  Based on the third quarter total equity for the Canadian operations, Ally would receive approximately $4.1 billion USD in proceeds from this transaction.

"This transaction represents another significant step toward our plans to pursue strategic alternatives for our international operations and accelerate plans to repay the remaining U.S. Treasury investment," said Ally Chief Executive Officer Michael A. Carpenter.  "The Canadian transaction is the second transaction in a week to support these goals.  We continue to evaluate options for our remaining international operations in Europe and Latin America, and we are encouraged by the progress and interest in the businesses."

Carpenter continued, "Our international operations are strong franchises, and both the ABA Seguros and the Canadian transactions demonstrate our goals of finding the best solutions for those businesses, while also maximizing shareholder value.

"Successful execution of the international transactions will enable Ally to further strengthen and grow our leading U.S.-based automotive services and direct banking franchises, and we remain focused on achieving those goals."

Ally's remaining international businesses include automotive finance operations in Europe and Latin America.  The company expects to identify plans for these operations in November.

Ally's Canadian operations are based in Toronto and represent the largest single country of operations outside the U.S. with $13.6 billion in assets at the end of the third quarter 2012.  The operations consist of Ally Credit Canada Limited and ResMor Trust, both subsidiaries of Ally.

Ally Credit Canada Limited is one of the largest auto finance companies in Canada with approximately $9.4 billion in assets at the end of the third quarter 2012.  The business offers automotive financing and related services to dealers and their customers.

ResMor Trust offers deposit products through independent brokers as well as innovative savings products directly to consumers. ResMor had $3.8 billion in deposits and $4.2 billion in assets at the end of the third quarter 2012.

Royal Bank of Canada (RY on TSX and NYSE) is among the largest banks in the world, based on market capitalization. It is North America's leading diversified financial services company, and provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and investor services on a global basis.

About Ally Financial
Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $179 billion in assets as of June 30, 2012, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Contact:

Gina Proia
646-781-2692
gina.proia@ally.com